Exhibit 99.1
NEWS RELEASE

Forward Air Published Positive Mid-Quarter Update for its Fourth Fiscal Quarter 2021

GREENEVILLE, Tenn., November 9, 2021 - Forward Air Corporation (NASDAQ: FWRD) (the “Company”, “Forward”, “we”, “our”, or “us”), is providing a mid-quarter update on key Expedited Freight Operating Statistics for the month of October 2021. Year-over-year pounds per day increased 16%, weight per shipment increased 33%, revenue per hundredweight increased 11%, and revenue per shipment increased 52%.

“October results look terrific and showcase the ongoing momentum that resulted from continued strong demand for our services and our surgical collaboration with customers on selecting, handling and pricing freight.” says Tom Schmitt, Chairman, President, and Chief Executive Officer of Forward Air. “Our volumes were strong year-over-year with higher quality freight in the network. We are excited with the better-than-expected strong performance. With these positive trends Forward’s run rate for the Fourth Quarter looks promising.”

About Forward Air Corporation
Forward Air Corporation (NASDAQ: FWRD) is a leading asset-light freight and logistics company that provides services across the United States and Canada. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. As a single resource for your shipping needs, Forward is your supply chain partner. For more information, visit our website at www.forwardaircorp.com.
This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s performance and run rate in the fourth quarter of 2021. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance and run rate in the fourth quarter of 2021 is worse than anticipated. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

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MEDIA CONTACT:
Sophia Farooq - Forward Air
SFarooq@forwardair.com
404.362.3959